Aflac Incorporated 11-K
EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Pension Committee
Aflac Incorporated 401(k) Savings
     and Profit Sharing Plan:
We consent to the incorporation by reference in the Registration Statement Nos. 33-41552 and 333-135324 on Form S-8 of Aflac Incorporated of our report dated June 26, 2008, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2007 annual report on Form 11-K of Aflac Incorporated.
June 26, 2008
Atlanta, Georgia

EXH 23-1